Exhibit (a)

Resolution

RESOLUTION OF THE BOARD OF TRUSTEES

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

Establishment of New Separate Account

March 22, 2006

WHEREAS, It is desired to establish and register a new separate account to facilitate the issuance and support of variable life insurance policies (which will include, but which will not be limited to, flexible premium variable life insurance policies); and

WHEREAS, The issuance of certain of the variable life insurance policies shall require the new separate account to be registered as a unit investment trust under the Investment Company Act of 1940 (the “1940 Act”);

NOW, THEREFORE, BE IT RESOLVED By the Board of Trustees of The Northwestern Mutual Life Insurance Company (the “Company”) as follows:

1.	Establishment of the Account. The Board of Trustees shall and hereby does establish, subject to the approval of the Wisconsin Commissioner of Insurance, a separate account within the Company, in accordance with and subject to the applicable provisions of Sections 611.24 and 611.25 of the Wisconsin Statutes, Section Ins. 2.13 of the Wisconsin Administrative Code, and other applicable laws, designated as “Northwestern Mutual Variable Life Account II” (the “Account”), for the purpose of providing for the issuance of variable life insurance policies (the “Contracts”) and to serve as the funding medium to support reserves for the Contracts.

2.	Investment Policy. The Account or any Subaccount (hereinafter defined) will be registered and operated as a unit investment trust under the 1940 Act, or in any other form allowed by law, if deemed by the Company to be in the best interests of owners of the Contracts. Assets of the Account shall be invested and reinvested in shares of investment portfolios of management investment companies, or in units or other interests in unit investment trusts, real estate investment trusts or other pooled investment vehicles (“Permitted Investments”), as permitted by the Contracts, to the extent the Account or any Subaccount is operated as a unit investment trust. Permitted Investments may include both those that are sponsored by the Company or its affiliates and those that are sponsored by unaffiliated third parties.

3.	SEC Registration and Regulatory Filings. The executive officers of the Company, with such assistance from the Company’s independent certified public accountants, legal counsel and independent consultants or others as they may require, are authorized and directed to take all action necessary or appropriate to:

(a)	Register the Account as a unit investment trust under the 1940 Act;

(b)	Register interests in the Account (including the Contracts) in such amounts, which may be indefinite amounts, as the officers of the Company shall from time to time deem appropriate under the Securities Act of 1933 (the “1933 Act”);

(c)	On behalf of the Account and the Company, prepare and cause to be filed with the Securities and Exchange Commission (“SEC”):

(i)	A Notification of Registration on Form N-8A registering the Account as an investment company under the 1940 Act;

(ii)	A registration statement under the 1940 Act and under the 1933 Act registering interests in the Account (including the Contracts); and

(iii)	Any amendments to the foregoing as determined to be necessary or desirable by the officers.

(d)	Take all such other actions as determined to be necessary or desirable by the officers and in the best interest of the Account in order to maintain the aforesaid registrations or any other registration or qualification or for the purposes of operating the Account or facilitating the offering for sale, and the issuance and administration of interests in the Account (including the Contracts) in compliance with the 1940 Act, the 1933 Act, the Securities Exchange Act of 1934 (“1934 Act”), other applicable federal law and applicable laws of the states and other jurisdictions, including the preparation, execution, delivery and filing of all registrations, qualifications, applications, undertakings, reports, consents to service of process and other instruments, and any amendments thereto, relating to the Account, interests in the Account (including the Contracts), and the Company and its officers, agents and employees.

4.	Agent for Service. The Secretary of the Company is duly appointed as agent for service under any registration statement filed with the SEC and under any other consent to service of process requirement applicable to the Account or the Contracts, and the Secretary is duly authorized to (i) further appoint an appropriate state official or other third party for service of process as may be allowed or required by applicable law and (ii) receive communications and notices from the SEC or any other regulatory body having jurisdiction over the Account or the Contracts.

5.	Operation of Account and Administration of Contracts. The executive officers of the Company are authorized to:

(a)	Divide the Account into one or more investment subaccounts (the “Subaccounts”), each of which shall invest assets allocated to the Subaccount in Permitted Investments as permitted by the Contracts, to the extent the Subaccount is operated as a unit investment trust;

(b)	Add or remove any Subaccount or combine any Subaccounts as may hereafter be deemed necessary or appropriate;

(c)	Substitute shares of, or units or interests in, one designated Permitted Investment for another as may hereafter be deemed necessary or appropriate;

(d)	Invest such amount of the Company’s cash in the Account or in any Subaccount thereof or in any Permitted Investment as may be deemed necessary or appropriate to facilitate commencement, or ongoing administration, of the operation of the Account or of any Subaccount thereof or of any Permitted Investment and/or to meet any minimum capital requirements under the 1940 Act or any state laws or regulations;

(e)	Transfer cash from time to time between the Company’s general account and the Account as deemed necessary or appropriate and consistent with the terms of the Contracts;

(f)	Transfer assets of the Account in excess of reserve requirements applicable to Contracts supported by the Account to the Company’s general account;

(g)	Transfer assets of the Account that are associated with one class of Contracts to another separate account consistent with the terms of the Contracts; and

(h)	Change the designation of the Account under the 1940 Act or make any other nonmaterial change to the Account or the terms of the Contracts, or interpret the provisions of the Contracts in such manner, as deemed necessary or appropriate, to comply with applicable federal or state law or to facilitate operation of the Account or administration or issuance of the Contracts, provided such change or interpretation, except as effected to comply with law, is not inconsistent with the terms of the Contracts.

6.	Accounting Policies. The Account shall be administered consistent with the following accounting policies:

(a)	Income, gains and losses, realized or unrealized, from Account Assets shall be credited to or charged against the Account, and further credited to or charged against the appropriate Subaccount, without regard to other income, gains or losses of either the Company or any other Subaccount of the Account; and

(b)	The portion of Account Assets that equals the reserves and other liabilities under the Contracts supported by the Account may not be charged with liabilities arising out of any other business the Company may conduct.

7.	Proxy Voting. The executive officers of the Company are authorized to establish procedures under which the Company will provide voting rights for owners of the Contracts with respect to securities owned by the Account.

8.	Depositor and Principal Underwriter. The Company shall serve as sole depositor of the Account and NMIS shall serve as principal underwriter for all Contracts as the terms “depositor” and “principal underwriter” are used in the 1940 Act, and the executive officers of the Company are authorized to execute such agreement or agreements as each of them deems necessary or appropriate relating thereto, and to execute additional agreements as each of them deems necessary or appropriate with the mutual funds (or with their principal underwriters or distributors) that may be designated for investment of Account Assets from time to time concerning purchase and redemption of fund shares by the Account.

9.	Standards of Conduct. With respect to the purchase or sale of investments of the Account, neither the Company nor its officers, directors, employees and affiliates shall:

(a)	Employ any device, scheme or artifice to defraud the Account or the owners of the Contracts;

(b)	Make any untrue statement of a material fact with respect to the investments of the Account or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they were made, not misleading;

(c)	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Account or the owners of the Contracts;

(d)	Engage in any manipulative practice with respect to the Account or the owners of the Contracts;

(e)	Engage in any transaction with the Account, or with the Company or any affiliate of the Company acting on behalf of the Account, except as permitted under applicable laws, rules, regulations, orders, or other interpretations of any governmental agency or self-regulatory organization; or

(f)	Borrow money or securities from the Account other than under a Contract loan provision.

Any Service Provider shall be required to adopt substantially similar standards of conduct.

10.	General Authority. The executive officers of the Company and any other person that may be duly designated by an executive officer are authorized to execute and deliver such agreements and other documents and do such acts and things as each of them may deem necessary, appropriate or desirable to carry out the intent and purpose of this resolution.

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